EXHIBIT 99.1

Investor Relations Contact:
Keith Terreri	Joele Frank / Dan Katcher / Jamie Moser
Vice President — Finance & Treasurer	Joele Frank, Wilkinson Brimmer Katcher
214-570-4641	212-355-4449
investor_relations@metropcs.com
MetroPCS Reports First Quarter 2008 Results
First Quarter 2008 Highlights Include:
•	Consolidated Adjusted EBITDA of $178 million, representing 19% year over year growth

•	Quarterly net subscriber additions of 452 thousand

•	First commercial launch of AWS Market, Las Vegas

•	Reaffirms outlook for continued growth in 2008
DALLAS (May 6, 2008) — MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of affordable, flexible and predictable unlimited wireless communications service for a flat-rate with no signed contract, today announced financial and operational results for the quarter ended March 31, 2008. MetroPCS reported Consolidated Adjusted EBITDA of $178 million, and ended the first quarter of 2008 with approximately 4.4 million subscribers.
“Results in the first quarter were very strong considering the current challenging macro economic environment. Highlighted by 452 thousand net additions and flat churn year over year, our compelling value proposition as well as the ongoing trend of landline replacement in the United States, resulted in continued subscriber growth as well as solid quarterly Adjusted EBITDA. Every operating market continues to report positive net additions resulting in increased penetration and total subscribers. With this momentum, we reported Adjusted EBITDA as a percentage of service revenues during the first quarter of 46.2% for our Core Markets, and 31.6% on a consolidated basis. We also maintained our focus on managing costs and reported industry-leading low consolidated CPGA and CPU,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.
“Los Angeles, our largest market to date, continued to demonstrate an acceleration in growth during the first quarter. We continue to aggressively expand our service footprint towards our 15 million covered POPs goal by the end of the third quarter. We also were able to launch service in Las Vegas, the first commercially launched AWS Market in the United States, ahead of schedule during the first quarter. Growth in our Expansion Markets continues to be strong, but more impressive is that our Core Markets continue to show significant increased penetration. Over the past twelve months we have added over 1 million total subscribers, which represents approximately 30% subscriber growth when compared to the same period last year.”
“Construction in the Northeast continues, and we are excited about our future planned launches of service in the Philadelphia, Boston and New York City metropolitan areas. We believe these major metropolitan areas will fuel substantial future growth for the Company. Currently, our service covers an approximate 60 million POPs and once the buildout of the Northeast is complete, our service footprint will cover in excess of 100 million POPs. In this time of credit market uncertainty, it is important to note that we have a fully-funded business plan for all of our planned expansions with a substantial liquidity cushion. As we build out our Northeast markets, we will work to maintain our low cost structure while growing the business profitably. I am proud of our accomplishments to date and I am excited with our future growth prospects,” Linquist concluded.
For the first quarter of 2008, MetroPCS reported total revenues of $662 million, an increase of 23% over the first quarter of 2007, and income from operations of $112 million, an increase of 9% when compared to the first quarter of 2007. The Company reported first quarter 2008 net income of $40 million, or $0.11 per common share, as compared to net income of $36 million for the same period in 2007. The first quarter 2008 results include an impairment charge of $8 million related to the Company’s investment in auction rate securities. On a non-GAAP basis excluding the impairment charge, net income would have been $48 million, or $0.13 per common share.
Key Consolidated Financial and Operating Metrics
(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Service revenues	$562	$440
Total revenues	$662	$537
Income from operations	$112	$103
Net (loss) income	$40	$36
Diluted net (loss) income per common share	$0.11	$0.11
Consolidated Adjusted EBITDA(1)	$178	$149
Consolidated Adjusted EBITDA as a percentage of service revenues	31.6%	34.0%

ARPU(1)	$42.22	$43.75
CPGA(1)	$121.23	$108.80
CPU(1)	$18.86	$18.56
Churn-Average Monthly Rate	4.0%	4.0%

Consolidated Subscribers
End of Period	4,414,519	3,395,203
Net Additions	451,733	454,217

(1)	- For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Consolidated Comparison of First Quarter Ended March 2008 versus First Quarter Ended March 2007
MetroPCS reported service revenues of $562 million, a 28% increase when compared to the prior year first quarter, which was primarily attributable to the net addition of over 1 million subscribers since the first quarter of 2007. Equipment revenues increased by $3 million, or 3%, for the quarter primarily as a result of a 15% increase in consolidated gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets.
Income from operations increased $9 million, or 9%, for the quarter ended March 31, 2008 as compared to the prior year’s first quarter. This was due in part to an increase in total revenues of $125 million, which was offset by a higher cost of service of $43 million, higher cost of equipment of $27 million and higher selling, general and administrative expenses of $31 million. The increase in cost of service was principally related to the increase in total subscribers and the launch of service in the Los Angeles metropolitan area in September 2007. Cost of equipment increased as a result of increases in gross additions and the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets. Selling, general and administrative expenses increased $31 million for the quarter which was largely related to supporting the Company’s continued growth in the Expansion Markets, including our buildout of the Auction 66 Markets. Depreciation and amortization increased by $18 million due to a larger amount of property, plant and equipment in service, primarily within the Expansion Markets including the launch of service in the Los Angeles market in September 2007. Consolidated Adjusted EBITDA of $178 million increased $29 million when compared to the same period in the previous year.
Average revenue per user (ARPU) of $42.22 represents a decrease of $1.53 when compared to the first quarter of 2007 and a decrease of $0.32 when compared to the fourth quarter of 2007. The change in ARPU from the first quarter of the prior year and from the fourth quarter of 2007 is primarily attributable to higher participation in our Family Plans as well as reduced revenue from certain features now included in our service plans that were previously provided a la carte. The Company’s cost per gross addition (CPGA) of $121.23 for the quarter represents an increase of $12.43 when compared to the prior year’s first quarter and was primarily driven by the Company’s continued growth in the Expansion Markets, including the launch of service in the Los Angeles metropolitan area. Cost Per User (CPU) in the first quarter was $18.86, an increase of 2% over the first quarter of 2007. The change in CPU was due primarily to expenses related to the construction of the New York, Philadelphia, Boston and Las Vegas metropolitan areas.
Core Markets Segment Results
(in millions, except percentages and subscriber amounts)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Service revenues	$369	$337
Total revenues	$429	$405
Income from operations	$136	$117
Adjusted EBITDA	$171	$150
Adjusted EBITDA as a percentage of service revenues	46.2%	44.6%

Subscribers
End of Period	2,795,916	2,484,811
Net Additions	137,011	183,853
Core Markets Comparison of First Quarter Ended March 2008 versus First Quarter Ended March 2007
The Core Markets continued to grow and ended the quarter with approximately 2.8 million subscribers. The additional 311 thousand subscribers acquired since March 31, 2007, partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $32 million of service revenue for the quarter ended March 31, 2008 when compared to first quarter of 2007. Sales of lower-priced handset models partially offset by an increase in the sale of handsets to existing customers resulted in an $8 million decrease in equipment revenues for the quarter.
Income from operations increased $19 million, or 16%, for the quarter ended March 31, 2008 as compared to the first quarter of 2007. This increase was due in part to growth in total revenues of $24 million, which was offset by a higher cost of service of $7 million due to growth in our Core Markets subscriber base and the deployment of additional network infrastructure over the past twelve months. Cost of equipment in the quarter decreased $3 million due primarily to the sale of lower priced handsets. Selling, general and administrative expenses remained relatively flat for the quarter ended March 31, 2008 when compared to the first quarter of 2007.

Expansion Markets Segment Results
(in millions, except percentages and subscriber amounts)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
Service revenues	$193	$103
Total revenues	$233	$132
Loss from operations	$(18)	$(14)
Adjusted EBITDA (Deficit)	$7	$(1)
Adjusted EBITDA as a percentage of service revenues	3.8%	NM

Subscribers
End of Period	1,618,603	910,392
Net Additions	314,722	270,364
Expansion Markets Comparison of First Quarter Ended March 2008 versus First Quarter Ended March 2007
The Expansion Markets ended the quarter with approximately 1.6 million subscribers representing an increase of 708 thousand subscribers since March 31, 2007. This increase in subscribers as well as an increase in E-911, FUSF, vendor compensation and activation revenue partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $90 million of service revenues for the quarter ended March 31, 2008 when compared to the first quarter of 2007. The increase in gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by the sale of lower priced handsets, resulted in an increase in equipment revenues of $11 million for the quarter.
Loss from operations increased $4 million, or 40%, for the quarter ended March 31, 2008 as compared to the first quarter of 2007. This was in part due to higher cost of service of $36 million due to the growth in the Expansion Market’s subscriber base which also led to higher cost of equipment of $30 million, coupled with the increased sale of handsets to existing subscribers. In addition, higher selling, general and administrative expenses of $31 million were principally the result of supporting Expansion Market subscriber growth of 78% since March 31, 2007. Expenses incurred in connection with the launch of service in the Los Angeles and Las Vegas metropolitan areas as well as expenses related to the construction of the New York, Philadelphia and Boston metropolitan areas also accounted for increased selling, general and administrative expenses. These increases were partially offset by an increase in total revenues of $101 million for the quarter. The Expansion Markets generated Adjusted EBITDA of $7 million for the quarter versus an Adjusted EBITDA deficit of $1 million for the same quarter a year ago.
Operational and Financial Outlook
For the year ending December 31, 2008, MetroPCS today reaffirms guidance the Company originally provided on November 14, 2007, of net subscriber additions in the range of 1.25 million to 1.52 million on a consolidated basis, with 250 thousand to 320 thousand in the Core Markets and 1.0 million to 1.2 million in the Expansion Markets, which includes 75 thousand to 125 thousand in the Auction 66 Markets. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $750 — $850 million for the year ending December 31, 2008 which is inclusive of an Adjusted EBITDA loss in the range of $125 — $175 million in the Auction 66 Markets.

MetroPCS currently expects to incur capital expenditures in the range of $1.1 billion to $1.3 billion for the year ending December 31, 2008 in its Core and Expansion Markets, which includes $600 million to $700 million in its Auction 66 Markets. In addition, the Company will spend $313 million for the purchase of spectrum in Auction 73 for the year ended December 31, 2008.
The Company currently plans to focus on building out approximately 40 million of the total population in its Auction 66 Markets with a primary focus on the New York, Philadelphia and Boston. MetroPCS anticipates launching service in these additional metropolitan areas as follows:
•	Philadelphia — fourth quarter of 2008

•	Boston — first quarter of 2009

•	New York — first half of 2009
Of the approximate 40 million total population in these areas, MetroPCS is targeting launch of service with an initial covered population of approximately 30 to 32 million. Initial launch dates will vary in the Auction 66 Markets and launch dates in the larger metropolitan areas will be accomplished in phases.
MetroPCS Conference Call Information
MetroPCS Communications, Inc. will host a conference call to discuss its First Quarter 2008 Earnings Results at 9:00 a.m. (ET) on Tuesday, May 6, 2008.

Date:	Tuesday, May 6, 2008
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	42016510
Please plan on accessing the conference call ten minutes prior to the scheduled start time.
The conference call will be broadcast live via the Company’s Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on May 6, 2008.
A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 42016510.
To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of predictable, affordable and flexible unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. As of March 31, 2008, MetroPCS had approximately 4.4 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, Las Vegas, and Sacramento metropolitan areas. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of

1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suites filed by others;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share information)
(Unaudited)

	March 31,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$1,310,729	$1,470,208
Inventories, net	65,475	109,139
Accounts receivable (net of allowance for uncollectible accounts of $3,173 and $2,908 at March 31, 2008 and December 31, 2007, respectively)	32,827	31,809
Prepaid charges	51,336	60,469
Deferred charges	37,331	34,635
Deferred tax asset	4,920	4,920
Other current assets	21,657	21,704

Total current assets	1,524,275	1,732,884

Property and equipment, net	2,038,194	1,891,411
Long-term investments	28,049	36,050
FCC licenses	2,072,895	2,072,895
Microwave relocation costs	10,517	10,105
Other assets	226,661	62,785

Total assets	$5,900,591	$5,806,130

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$438,353	$439,449
Current maturities of long-term debt	16,000	16,000
Deferred revenue	132,829	120,481
Other current liabilities	4,860	4,560

Total current liabilities	592,042	580,490

Long-term debt, net	2,981,572	2,986,177
Deferred tax liabilities	306,949	290,128
Deferred rents	41,776	35,779
Redeemable minority interest	5,335	5,032
Other long-term liabilities	89,399	59,778

Total liabilities	4,017,073	3,957,384

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 348,248,876 and 348,108,027 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	1,533,931	1,524,769
Retained earnings	377,930	338,411
Accumulated other comprehensive loss	(28,378)	(14,469)

Total stockholders’ equity	1,883,518	1,848,746

Total liabilities and stockholders’ equity	$5,900,591	$5,806,130

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)
(Unaudited)

	For the three months ended
	March 31,
	2008	2007
REVENUES:
Service revenues	$561,970	$439,516
Equipment revenues	100,384	97,170

Total revenues	662,354	536,686

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $48,656 and $35,174, shown separately below)	188,473	145,335
Cost of equipment	200,158	173,308
Selling, general and administrative expenses (excluding depreciation and amortization expense of $8,644 and $4,206, shown separately below)	104,374	72,937
Depreciation and amortization	57,300	39,380
Loss on disposal of assets	21	3,050

Total operating expenses	550,326	434,010

Income from operations	112,028	102,676

OTHER EXPENSE (INCOME):
Interest expense	47,425	48,976
Accretion of put option in majority-owned subsidiary	303	238
Interest and other income	(9,888)	(7,157)
Impairment loss on investment securities	8,001	—

Total other expense	45,841	42,057
Income before provision for income taxes	66,187	60,619
Provision for income taxes	(26,668)	(24,267)

Net income	39,519	36,352

Accrued dividends on Series D Preferred Stock	—	(5,180)
Accrued dividends on Series E Preferred Stock	—	(740)
Accretion on Series D Preferred Stock	—	(118)
Accretion on Series E Preferred Stock	—	(85)

Net income applicable to Common Stock	$39,519	$30,229

Net income	$39,519	$36,352
Other comprehensive income:
Unrealized gain on available-for-sale securities, net of tax	—	595
Unrealized loss on cash flow hedging derivative, net of tax	(15,626)	(1,769)
Reclassification adjustment for losses (gains) included in net income, net of tax	1,717	(1,042)

Comprehensive income	$25,610	$34,136

Net income per common share:
Basic	$0.11	$0.11

Diluted	$0.11	$0.11

Weighted average shares:
Basic	348,164,091	157,035,119

Diluted	354,568,227	163,447,880

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the three months ended
	March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,519	$36,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,300	39,380
Provision for uncollectible accounts receivable	44	127
Deferred rent expense	5,997	2,039
Cost of abandoned cell sites	1,668	1,796
Stock-based compensation expense	8,465	4,211
Non-cash interest expense	600	1,096
Loss on disposal of assets	21	3,050
Gain on sale of investments	—	(959)
Accretion of asset retirement obligation	515	282
Accretion of put option in majority-owned subsidiary	303	238
Impairment loss on investments securities	8,001	—
Deferred income taxes	25,548	23,611
Changes in assets and liabilities:
Inventories	43,663	(13,976)
Accounts receivable	(1,062)	2,482
Prepaid expenses	(18,038)	(5,431)
Deferred charges	(2,696)	(1,445)
Other assets	2,206	(5,417)
Accounts payable and accrued expenses	(77,694)	8,119
Deferred revenue	12,344	15,141
Other liabilities	745	876

Net cash provided by operating activities	107,449	111,572

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(183,614)	(156,235)
Change in prepaid purchases of property and equipment	27,172	(1,654)
Cash used in acquisitions	(18,600)	—
Purchase of investments	—	(321,322)
Proceeds from sale of investments	—	404,551
Change in restricted cash and investments	—	556
Deposit to FCC for licenses	(153,682)	—
Microwave relocation costs	(635)	—

Net cash used in investing activities	(329,359)	(74,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	65,734	38,281
Debt issuance costs	—	(740)
Cost of raising capital	—	(1,288)
Repayment of debt	(4,000)	(4,000)
Proceeds from exercise of stock options	697	99

Net cash provided by financing activities	62,431	32,352

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(159,479)	69,820
CASH AND CASH EQUIVALENTS, beginning of period	1,470,208	161,498

CASH AND CASH EQUIVALENTS, end of period	$1,310,729	$231,318

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.
Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.
ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of activation revenues, as these amounts are a component of costs of acquiring new customers and are included in the calculation of CPGA. ARPU is also calculated exclusive of E-911, FUSF and vendor’s compensation charges, as these are generally pass through charges that the Company collects from its customers and remits to the appropriate government agencies.
Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months
	Ended March 31,
	2008	2007
	(in thousands, except average number
	of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$561,970	$439,516
Less:
Activation revenues	(3,626)	(2,459)
E-911, FUSF and vendor’s compensation charges	(26,554)	(20,271)

Net service revenues	$531,790	$416,786
Divided by: Average number of customers	4,198,794	3,175,284

ARPU	$42.22	$43.75

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Activation revenues and equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months
	Ended March 31,
	2008	2007
	(in thousands, except gross
	customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$46,647	$30,106
Less: Activation revenues	(3,626)	(2,459)
Less: Equipment revenues	(100,384)	(97,170)
Add: Equipment revenue not associated with new customers	45,803	42,009
Add: Cost of equipment	200,158	173,308
Less: Equipment costs not associated with new customers	(72,212)	(55,169)

Gross addition expenses	$116,386	$90,625
Divided by: Gross customer additions	960,083	832,983

CPGA	$121.23	$108.80

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)) exclusive of E-911, FUSF, NECA/TRS and vendor’s compensation charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months
	Ended March 31,
	2008	2007
	(in thousands, except average
	number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$188,473	$145,335
Add: General and administrative expenses	57,727	42,831
Add: Net loss on equipment transactions unrelated to initial customer acquisition	26,409	13,160
Less: Stock-based compensation expense included in cost of service and general and administrative expenses	(8,465)	(4,211)
Less: E-911, FUSF, NECA/TRS and vendor’s compensation revenues	(26,554)	(20,271)

Total costs used in the calculation of CPU	$237,590	$176,844
Divided by: Average number of customers	4,198,794	3,175,284

CPU	$18.86	$18.56

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.
     The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three months ended March 31, 2008 and 2007.

	Three Months
	Ended March 31,
	2008	2007
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$39,519	$36,352
Adjustments:
Depreciation and amortization	57,300	39,380
Loss on disposal of assets	21	3,050
Stock-based compensation expense (1)	8,465	4,211
Interest expense	47,425	48,976
Accretion of put option in majority-owned subsidiary (1)	303	238
Interest and other income	(9,888)	(7,157)
Impairment loss on investment securities	8,001	—
Provision for income taxes	26,668	24,267

Consolidated Adjusted EBITDA	$177,814	$149,317

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.
In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, to cash flows from operating activities for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$107,449	$111,572
Adjustments:
Interest expense	47,425	48,976
Non-cash interest expense	(600)	(1,096)
Interest and other income	(9,888)	(7,157)
Provision for uncollectible accounts receivable	(44)	(127)
Deferred rent expense	(5,997)	(2,039)
Cost of abandoned cell sites	(1,668)	(1,796)
Accretion of asset retirement obligation	(515)	(282)
Gain on sale of investments	—	959
Provision for income taxes	26,668	24,267
Deferred income taxes	(25,548)	(23,611)
Changes in working capital	40,532	(349)

Consolidated Adjusted EBITDA	$177,814	$149,317

The following table reconciles segment Adjusted EBITDA (deficit) for the three months ended March 31, 2008 and 2007 to consolidated income before provision for income taxes:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Segment Adjusted EBITDA (Deficit):
Core Markets Adjusted EBITDA	$170,526	$150,322
Expansion Market Adjusted EBITDA (Deficit)	7,288	(1,005)

Total	177,814	149,317
Depreciation and amortization	(57,300)	(39,380)
Loss on disposal of assets	(21)	(3,050)
Stock-based compensation expense	(8,465)	(4,211)
Interest expense	(47,425)	(48,976)
Accretion of put option in majority-owned subsidiary	(303)	(238)
Interest and other income	9,888	7,157
Impairment loss on investment securities	(8,001)	—

Consolidated income before provision for income taxes	$66,187	$60,619